Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-261540 and 333-265993) of our report dated March 7, 2024 relating to the consolidated financial statements of Third Coast Bancshares, Inc. appearing in this annual report on Form 10-K of Third Coast Bancshares, Inc. for the year ended December 31, 2023.

/s/ Whitley Penn LLP

Dallas, Texas

March 7, 2024